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                              TB WOOD'S CORPORATION
                        OFFER TO PURCHASE FOR CASH UP TO
                       400,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT IN EXCESS OF $12.50
                          NOR LESS THAN $9.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 10, 1999, UNLESS THE OFFER IS EXTENDED.

                                                               November 12, 1999

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

     TB Wood's Corporation, a Delaware corporation (the "Company"), invites its stockholders to tender shares (the "Shares") of its Common Stock, par value $.01 per share (the "Common Stock"), to the Company at prices not in excess of $12.50 nor less than $9.00 per Share, net to the seller in cash, without interest thereon, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (the "Letter of Transmittal") (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $12.50 nor less than $9.00 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 400,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $12.50 nor less than $9.00 per Share). All Shares properly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the stockholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 400,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 400,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy Shares on a pro rata basis from all other stockholders who properly tender Shares at prices at or below the Purchase Price (and do not properly withdraw them prior to the expiration of the Offer).

     For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

              1. The Offer to Purchase dated November 12, 1999;

              2. The Letter of Transmittal for your use and for the information of your clients (together with the accompanying Substitute Form W-9). Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

              3. A letter to the stockholders of the Company dated November 12, 1999 from Thomas C. Foley, Chairman of the Board, and Michael L. Hurt, President of the Company;

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              4. The Notice of Guaranteed Delivery to be used to accept the
     Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis;

              5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients' instructions with regard to the Offer;

              6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

              7. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary for the Offer (the "Depositary").

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 10, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

     Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, prior to the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     No fees or commissions will be payable by the Company nor any officer, director, stockholder, agent or other representative of the Company to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than fees paid to MacKenzie Partners, Inc., as Information Agent, as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., as Information Agent, 156 Fifth Avenue, New York, NY 10010, at (212) 929-5500 or toll free at (800) 322-2885. Requests for additional copies of the enclosed materials may be directed to the Information Agent at their respective addresses and telephone numbers set forth above.

                                                           Very truly yours,


                                                           TB Wood's Corporation

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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